 Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER FISCAL 2012 EARNINGS

Net Income Increases by 105%

Net Interest Margin Increases by 28 Basis Points

Core Deposits (Transaction Accounts) Increase by 9%

Non-Performing Assets Decline by 12%

Repurchase of 157,945 Shares of Common Stock

Riverside, Calif. - July 30, 2012 - Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced fourth quarter earnings for the fiscal year ended June 30, 2012.
            For the quarter ended June 30, 2012, the Company reported net income of $4.31 million, or $0.39 per diluted share (on 11.05 million average shares outstanding), compared to net income of $2.10 million, or $0.18 per diluted share (on 11.48 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the fourth quarter of fiscal 2012 was primarily attributable to an $8.97 million increase in the gain on sale of loans, net, partly offset by an increase of $1.20 million in the provision for loan losses and an increase of $3.85 million in compensation expenses, compared to the same period one year ago.

"We are pleased with our current operating results particularly with respect to mortgage banking.  The mortgage banking business remains resilient and we are effectively executing on our strategy to increase the percentage of our mortgage business from the retail channel," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "Earnings are strong, capital is strong and we are well positioned for growth.  Unfortunately, we are finding that the economic recovery is still weak which is delaying our ability to grow the community banking business."
As of June 30, 2012, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 11.26 percent, 17.53 percent and 18.79 percent, respectively.  As of June 30, 2011, these ratios were 10.53 percent, 16.30 percent and 17.56 percent, respectively.  For each of these periods, the Bank's capital ratios exceeded the minimum required ratios to be deemed "well-capitalized" (5.00 percent for Tier 1 Leverage, 6.00 percent for Tier 1 Risk-Based and 10.00 percent for Total Risk-Based capital ratios).
Return on average assets for the fourth quarter of fiscal 2012 increased to 1.37 percent from 0.63 percent for the same period of fiscal 2011, and return on average stockholders' equity for the fourth quarter of fiscal 2012 increased to 11.96 percent from 5.99 percent for the comparable period of fiscal 2011.
On a sequential quarter basis, the fourth quarter net income of fiscal 2012 reflects a $1.97 million, or 85 percent, increase from net income of $2.33 million in the third quarter of fiscal 2012.  The increase in net income in the fourth quarter of fiscal 2012 was primarily attributable to an increase of $4.57 million in the gain on sale of loans, partly offset by an increase of $1.35 million in compensation expenses, compared to the third quarter of fiscal 2012.  Diluted earnings per share for the fourth quarter of fiscal 2012 increased by 86% to $0.39 per share from $0.21 per share in the third quarter of fiscal 2012.  Return on average assets increased to 1.37 percent for the fourth quarter of fiscal 2012 from 0.73 percent in the third quarter of fiscal 2012; and return on average stockholders' equity for the fourth quarter of fiscal 2012 was 11.96 percent, compared to 6.50 percent for the third quarter of fiscal 2012.
For the fiscal year ended June 30, 2012, net income decreased to $10.81 million from $13.22 million in the comparable period ended June 30, 2011; and diluted earnings per share for the fiscal year ended June 30, 2012 decreased to $0.96 from $1.16 for the fiscal year ended June 30, 2011.  The decrease was primarily due to the $9.32 million increase in compensation expenses partially offset by a $6.82 million increase in the gain on sale of loans, both attributable to the increase in mortgage banking loan production.  The average loan sale margin remained unchanged at 149 basis points in fiscal 2012 as compared to fiscal 2011.  Total loan sale volume in fiscal 2012 was $2.63 billion, up $524.2 million or 25 percent, from $2.11 billion in fiscal 2011.  The return on average assets for the fiscal year ended June 30, 2012 decreased to 0.84 percent from 0.97 percent for fiscal year ended June 30, 2011.  The return on average stockholders' equity for the fiscal year ended June 30, 2012 decreased to 7.54 percent from 9.74 percent for the fiscal year ended June 30, 2011.
Net interest income before the provision for loan losses increased $393,000, or four percent, to $9.45 million in the fourth quarter of fiscal 2012 from $9.06 million for the same quarter of fiscal 2011, due to a 28 basis point increase in the net interest margin, partly offset by a $62.6 million, or five percent, decrease in average interest-earning assets.  Non-interest income increased $8.72 million, or 120 percent, to $15.98 million in the fourth quarter of fiscal 2012 from $7.26 million in the same quarter of fiscal 2011.  Non-interest expense increased $4.18 million, or 35 percent, to $15.99 million in the fourth quarter of fiscal 2012 from $11.81 million in the same quarter in fiscal 2011.  The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $9.7 million, or one percent, to $1.05 billion in the fourth quarter of fiscal 2012 as compared to $1.06 billion in the same quarter of fiscal 2011.  The average yield on loans receivable decreased by 33 basis points to 4.68 percent in the fourth quarter of fiscal 2012 from an average yield of 5.01 percent in the same quarter of fiscal 2011.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and the higher average balance of loans held for sale with a lower average yield.  The average balance of loans held for sale in the fourth quarter of fiscal 2012 was $237.6 million, compared to $162.3 million in the same quarter last year; and the average yield was 3.84% and 4.29%, respectively.  Loans originated and purchased for investment in the fourth quarter of fiscal 2012 totaled $10.0 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) decreased by $37.1 million, or nine percent, to $375.9 million at June 30, 2012 from $413.0 million at June 30, 2011.  There were no construction loans outstanding at June 30, 2012 and 2011.  The percentage of preferred loans to total loans held for investment at June 30, 2012 increased slightly to 46 percent from 45 percent at June 30, 2011.  Loan principal payments received in the fourth quarter of fiscal 2012 were $35.7 million, compared to $29.3 million in the same quarter of fiscal 2011.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the fourth quarter of fiscal 2012 declined to $4.8 million, compared to $11.2 million in the same quarter of fiscal 2011.
The average balance of investment securities decreased by $3.4 million, or 13 percent, to $23.3 million in the fourth quarter of fiscal 2012 from $26.7 million in the same quarter of fiscal 2011.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 24 basis points to 2.08 percent in the fourth quarter of fiscal 2012 from 2.32 percent in the same quarter of fiscal 2011.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In April 2012, the Federal Home Loan Bank ("FHLB") � San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.2 million of excess capital stock was redeemed at par and a $31,000 cash dividend was received by the Bank in the fourth quarter of fiscal 2012.  This is comparable to the same quarter last year when the Bank received a $1.2 million stock redemption and a $22,000 cash dividend.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $44.7 million, or 27 percent, to $121.8 million in the fourth quarter of fiscal 2012 from $166.5 million in the same quarter of fiscal 2011.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The decrease in the average balance was due primarily to the utilization of the funds for a higher average balance of loans held for sale.  The average yield earned on interest-earning deposits was 0.25% in the fourth quarter of fiscal 2012, unchanged from the same period in fiscal 2011 and much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $14.0 million, or one percent, to $962.2 million in the fourth quarter of fiscal 2012 from $948.2 million in the same quarter of fiscal 2011.  The average cost of deposits decreased by 23 basis points to 0.79 percent in the fourth quarter of fiscal 2012 from 1.02 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances ("core deposits").  Core deposits increased by $43.3 million, or nine percent, to $515.6 million at June 30, 2012 from $472.3 million at June 30, 2011, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $27.7 million, or six percent, to $445.8 million at June 30, 2012 from $473.5 million at June 30, 2011.  As of June 30, 2012, the remaining outstanding balance of brokered deposits was $7.1 million, compared to $12.2 million as of June 30, 2011.
The average balance of borrowings, which consisted of FHLB - San Francisco advances, decreased $88.7 million, or 41 percent, to $129.1 million in the fourth quarter of fiscal 2012 and the average cost of advances decreased 15 basis points to 3.70 percent in the fourth quarter of fiscal 2012, compared to an average balance of $217.8 million and an average cost of 3.85 percent in the same quarter of fiscal 2011.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the fourth quarter of fiscal 2012 increased 28 basis points to 3.11 percent from 2.83 percent in the same quarter last year.  The increase was primarily due to the decline in the average cost of liabilities outpacing the declining yield of interest-earning assets.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, partly offset by a lower level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and a decline in the average cost of borrowings attributable primarily to the scheduled maturities during the period.
During the fourth quarter of fiscal 2012, the Company recorded a provision for loan losses of $2.05 million, compared to the $847,000 provision for loan losses during the same period of fiscal 2011 and the $1.62 million provision recorded in the third quarter of fiscal 2012 (sequential quarter).
In compliance with the Office of the Comptroller of the Currency's ("OCC") regulatory reporting requirements which do not recognize specific valuation allowances, the Bank modified its charge-off policy on impaired loans during the quarter ended March 31, 2012 and, subsequent to the OCC's review, the Bank further refined its charge-off policy in the quarter ended June 30, 2012.  The modification to the charge-off policy resulted in $3.01 million of additional charge-offs in the fourth quarter of fiscal 2012 and a total of $4.00 million of additional charge-offs for fiscal 2012, but had no impact to the allowance for loans losses or the provision for loan losses because these charge-offs were timely identified in previous periods as specific valuation allowances and were included in the Corporation's loss experience as part of the evaluation of the allowance for loan losses in those prior periods.
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $40.0 million, or 3.17 percent of total assets, at June 30, 2012, compared to $45.5 million, or 3.46 percent of total assets, at June 30, 2011.  Non-performing loans at June 30, 2012 were primarily comprised of 87 single-family loans ($29.1 million); six commercial real estate loans ($3.2 million); four multi-family loans ($1.5 million); one other mortgage loan ($522,000); and six commercial business loans ($172,000).  Real estate owned acquired in the settlement of loans at June 30, 2012 was comprised of 18 single-family properties ($4.7 million), one multi-family property ($366,000), one commercial real estate property ($0, fully reserved), and four undeveloped lots ($385,000).  Net charge-offs for the quarter ended June 30, 2012 were $4.83 million or 1.84 percent (annualized) of average loans receivable, compared to $4.84 million or 1.83 percent (annualized) of average loans receivable for the quarter ended June 30, 2011 and $4.26 million or 1.64 percent (annualized) of average loans receivable for the quarter ended March 31, 2012 (sequential quarter).
Classified assets at June 30, 2012 were $58.5 million, comprised of $4.9 million in the special mention category, $48.1 million in the substandard category and $5.5 million in real estate owned.  Classified assets at June 30, 2011 were $66.6 million, comprised of $12.9 million in the special mention category, $45.4 million in the substandard category and $8.3 million in real estate owned.

For the quarter ended June 30, 2012, two loans for $1.3 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  This compares to the same quarter last year when the Bank modified six loans for $2.9 million.  As of June 30, 2012, the outstanding balance of restructured loans was $25.1 million:  12 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($5.5 million); three loans are classified as special mention and remain on accrual status ($4.0 million); and 41 loans are classified as substandard ($15.6 million, all are on non-accrual status).  As of June 30, 2012, $18.5 million, or 74 percent, of the restructured loans are current with respect to their payment status.
The allowance for loan losses was $21.5 million at June 30, 2012, or 2.63 percent of gross loans held for investment, compared to $30.5 million at June 30, 2011, or 3.34 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of June 30, 2012.
Non-interest income increased $8.72 million, or 120 percent, to $15.98 million in the fourth quarter of fiscal 2012 from $7.26 million in the same period of fiscal 2011, primarily the result of an $8.97 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income increased $4.67 million, or 41 percent, primarily as a result of a $4.57 million increase in the gain on sale of loans.
The gain on sale of loans increased to $14.71 million for the quarter ended June 30, 2012 from $5.74 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $774.5 million in the quarter ended June 30, 2012, up 84% from $420.2 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 190 basis points for the quarter ended June 30, 2012, compared to 136 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $5.29 million in the fourth quarter of fiscal 2012, as compared to a favorable fair-value adjustment that amounted to a net gain of $2.85 million in the same period last year.  The gain on sale of loans for the fourth quarter of fiscal 2012 includes a $241,000 recourse provision for loans sold that are subject to repurchase, compared to a $402,000 recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2011.  As of June 30, 2012, the recourse reserve for loans sold that are subject to repurchase was $6.2 million, an increase from $4.2 million at June 30, 2011.
In the fourth quarter of fiscal 2012, a total of $736.0 million of loans were originated and purchased for sale, 64 percent higher than $449.6 million for the same period last year, and 26 percent higher than the $583.6 million in the third quarter of fiscal 2012 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and very low mortgage interest rates.  Total loans sold during the quarter ended June 30, 2012 were $690.0 million, 70 percent higher than $406.5 million during the same quarter last year, and 11 percent higher than the $623.4 million sold during the third quarter of fiscal 2012 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $746.0 million in the fourth quarter of fiscal 2012, an increase of 64 percent from $454.2 million in the same quarter of fiscal 2011, and 25 percent higher than the $595.2 million in the third quarter of fiscal 2012 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(14,000) in the fourth quarter of fiscal 2012, as compared to a net gain of $257,000 in the comparable period last year.  Sixteen real estate owned properties were sold in the quarter ended June 30, 2012 compared to 35 real estate owned properties sold in the same quarter last year.  Thirteen real estate owned properties were acquired in the settlement of loans during the fourth quarter of fiscal 2012, compared to 25 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of June 30, 2012, the real estate owned balance was $5.5 million (24 properties), compared to $8.3 million (54 properties) at June 30, 2011.
Non-interest expenses increased $4.18 million, or 35 percent, to $15.99 million in the fourth quarter of fiscal 2012 from $11.81 million in the same quarter last year, primarily as a result of an increase in compensation, premises and occupancy, sales and marketing and other operating expenses, partly offset by lower deposit insurance premiums resulting from an improvement in the Bank's risk category rating and the change in methodology of calculating the premium.  The increase in compensation and other operating expenses was due primarily to the increase in mortgage banking loan production; and the increase in premises and equipment was due primarily to increases in maintenance costs and office leases.
The Company's efficiency ratio improved to 63 percent in the fourth quarter of fiscal 2012 from 72 percent in the fourth quarter of fiscal 2011.  The improvement was the result of an increase in non-interest income and an increase in net interest income, partly offset by an increase in non-interest expense.
The Company's tax provision was $3.08 million for the fourth quarter of fiscal 2012, up $1.52 million or 97 percent, from $1.56 million in the same quarter last year.  The effective income tax rate for the quarter ended June 30, 2012 was 41.7 percent as compared to 42.6 percent in the same quarter last year.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2012 reflects its current income tax obligations.
The Company repurchased 157,945 shares of its common stock during the quarter ended June 30, 2012 at an average cost of $10.98 per share.  As of June 30, 2012, a total of 99,416 shares, or 18%, of the shares authorized in the April 2012 stock repurchase plan have been purchased, leaving 448,356 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire), which includes the newest office opened in June 2012 in La Quinta, California.  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Fairfield, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville and San Rafael, California.

The Company will host a conference call for institutional investors and bank analysts on Tuesday, July 31, 2012 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1074 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, August 14, 2012 by dialing 1-800-475-6701 and referencing access code number 254936.
For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement
This press release and the conference call noted above contain statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;

inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited �In Thousands, Except Share Information)
	June 30, 2012	June 30, 2011

Assets
Cash and cash equivalents	$145,136	$142,550
Investment securities - available for sale at fair value	22,898	26,193
Loans held for investment, net of allowance for loan losses of
$21,483 and $30,482, respectively	796,836	881,610
Loans held for sale, at fair value	231,639	191,678
Accrued interest receivable	3,277	3,778
Real estate owned, net	5,489	8,329
FHLB - San Francisco stock	22,255	26,976
Premises and equipment, net	6,600	4,805
Prepaid expenses and other assets	26,787	28,630

Total assets	$1,260,917	$1,314,549

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$55,688	$45,437
Interest-bearing deposits	905,723	900,330
Total deposits	961,411	945,767

Borrowings	126,546	206,598
Accounts payable, accrued interest and other liabilities	28,183	20,441
Total liabilities	1,116,140	1,172,806

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,619,865 and 17,610,865 shares issued, respectively; 10,856,027 and 11,418,654 shares outstanding, respectively)

	176	176
Additional paid-in capital	86,758	85,432
Retained earnings	156,560	148,147
Treasury stock at cost (6,763,838 and 6,192,211 shares, respectively)
	(99,343)	(92,650)
Accumulated other comprehensive income, net of tax	626	638

Total stockholders' equity	144,777	141,743

Total liabilities and stockholders' equity	$1,260,917	$1,314,549

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition � Sequential Quarter (Unaudited �In Thousands, Except Share Information)
	June 30, 2012	March 31, 2012

Assets
Cash and cash equivalents	$145,136	$187,007
Investment securities - available for sale at fair value	22,898	23,541
Loans held for investment, net of allowance for loan losses of
$21,483 and $24,260, respectively	796,836	825,325
Loans held for sale, at fair value	231,639	182,624
Accrued interest receivable	3,277	3,316
Real estate owned, net	5,489	6,084
FHLB - San Francisco stock	22,255	23,410
Premises and equipment, net	6,600	6,202
Prepaid expenses and other assets	26,787	29,454

Total assets	$1,260,917	$1,286,963

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$55,688	$56,121
Interest-bearing deposits	905,723	918,682
Total deposits	961,411	974,803

Borrowings	126,546	146,560
Accounts payable, accrued interest and other liabilities	28,183	22,281
Total liabilities	1,116,140	1,143,644

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,619,865 shares issued; 10,856,027 and 11,013,972 shares outstanding, respectively)

	176	176
Additional paid-in capital	86,758	86,621
Retained earnings	156,560	153,517
Treasury stock at cost (6,763,838 and 6,605,893 shares, respectively)
	(99,343)	(97,608)
Accumulated other comprehensive income, net of tax	626	613

Total stockholders' equity	144,777	143,319

Total liabilities and stockholders' equity	$1,260,917	$1,286,963

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2012	2011	2012	2011
Interest income:
Loans receivable, net	$12,290	$13,278	$50,505	$57,442
Investment securities	121	155	528	798
FHLB - San Francisco stock	31	22	99	110
Interest-earning deposits	76	105	303	339
Total interest income	12,518	13,560	51,435	58,689

Interest expense:
Checking and money market deposits	114	218	637	1,019
Savings deposits	163	258	763	1,142
Time deposits	1,602	1,934	7,015	8,099
Borrowings	1,189	2,093	6,290	10,680
Total interest expense	3,068	4,503	14,705	20,940

Net interest income, before provision for loan losses	9,450	9,057	36,730	37,749
Provision for loan losses	2,051	847	5,777	5,465
Net interest income, after provision for loan losses .	7,399	8,210	30,953	32,284

Non-interest income:
Loan servicing and other fees	169	195	733	892
Gain on sale of loans, net	14,706	5,735	38,017	31,194
Deposit account fees	600	571	2,438	2,504
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(14)	257	(120)	(1,351)
Gain on sale of premises and equipment	-	3	-	1,089
Card and processing fees	336	334	1,282	1,274
Other	183	166	800	755
Total non-interest income	15,980	7,261	43,150	36,357

Non-interest expense:
Salaries and employee benefits	11,700	7,854	39,283	29,966
Premises and occupancy	1,020	860	3,763	3,270
Equipment	407	429	1,488	1,526
Professional expenses	476	512	1,904	1,669
Sales and marketing expenses	495	176	1,187	672
Deposit insurance and regulatory assessments	300	570	1,296	2,610
Other	1,593	1,407	6,444	5,659
Total non-interest expense	15,991	11,808	55,365	45,372

Income before taxes	7,388	3,663	18,738	23,269
Provision for income taxes	3,082	1,562	7,928	10,049
Net income	$4,306	$2,101	$10,810	$13,220

Basic earnings per share	$0.39	$0.18	$0.96	$1.16
Diluted earnings per share	$0.39	$0.18	$0.96	$1.16
Cash dividends per share	$0.04	$0.01	$0.14	$0.04

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations � Sequential Quarter (Unaudited � In Thousands, Except Share Information)
	Quarter Ended
	June 30,	March 31,
	2012	2012
Interest income:
Loans receivable, net	$12,290	$12,205
Investment securities	121	126
FHLB - San Francisco stock	31	30
Interest-earning deposits	76	93
Total interest income	12,518	12,454

Interest expense:
Checking and money market deposits	114	147
Savings deposits	163	184
Time deposits	1,602	1,683
Borrowings	1,189	1,464
Total interest expense	3,068	3,478

Net interest income, before provision for loan losses	9,450	8,976
Provision for loan losses	2,051	1,622
Net interest income, after provision for loan losses	7,399	7,354

Non-interest income:
Loan servicing and other fees	169	256
Gain on sale of loans, net	14,706	10,138
Deposit account fees	600	609
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(14)	(215)
Card and processing fees	336	306
Other	183	215
Total non-interest income	15,980	11,309

Non-interest expense:
Salaries and employee benefits	11,700	10,349
Premises and occupancy	1,020	915
Equipment	407	357
Professional expenses	476	540
Sales and marketing expenses	495	315
Deposit insurance premiums and regulatory assessments	300	364
Other	1,593	1,757
Total non-interest expense	15,991	14,597

Income before taxes	7,388	4,066
Provision for income taxes	3,082	1,734
Net income	$4,306	$2,332

Basic earnings per share	$0.39	$0.21
Diluted earnings per share	$0.39	$0.21
Cash dividends per share	$0.04	$0.04

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
SELECTED FINANCIAL RATIOS:
Return on average assets	1.37%	0.63%	0.84%	0.97%
Return on average stockholders' equity	11.96%	5.99%	7.54%	9.74%
Stockholders' equity to total assets	11.48%	10.78%	11.48%	10.78%
Net interest spread	2.98%	2.69%	2.83%	2.76%
Net interest margin	3.11%	2.83%	2.95%	2.90%
Efficiency ratio	62.88%	72.36%	69.31%	61.23%
Average interest-earning assets to average
interest-bearing liabilities	111.55%	109.78%	110.53%	108.31%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.39	$0.18	$0.96	$1.16
Diluted earnings per share	$0.39	$0.18	$0.96	$1.16
Book value per share	$13.34	$12.41	$13.34	$12.41
Shares used for basic EPS computation	10,935,927	11,418,654	11,222,797	11,389,106
Shares used for diluted EPS computation	11,051,238	11,479,252	11,287,205	11,415,541
Total shares issued and outstanding	10,856,027	11,418,654	10,856,027	11,418,654

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$344,577	$169,579	$1,005,499	$750,737
Wholesale originations and purchases	391,424	280,062	1,511,138	1,392,806
Total loans originated and purchased for sale	$736,001	$449,641	$2,516,637	$2,143,543

LOANS SOLD:
Servicing released	$686,984	$405,785	$2,460,281	$2,115,845
Servicing retained	3,053	670	13,121	1,999
Total loans sold	$690,037	$406,455	$2,473,402	$2,117,844

	As of	As of	As of	As of	As of
	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$6,183	$5,911	$5,301	$5,221	$4,216
Allowance for loan losses	$21,483	$24,260	$26,901	$28,704	$30,482
Non-performing loans to loans held for investment, net	4.33%	3.89%	3.72%	4.31%	4.21%
Non-performing assets to total assets	3.17%	2.97%	3.03%	3.36%	3.46%
Allowance for loan losses to gross non- performing loans	52.45%	58.19%	62.71%	57.61%	59.49%
Allowance for loan losses to gross loans held for
investment	2.63%	2.86%	3.08%	3.23%	3.34%
Net charge-offs to average loans receivable (annualized)	1.84%	1.64%	1.02%	1.04%	1.83%
Non-performing loans	$34,488	$32,141	$31,461	$37,055	$37,126
Loans 30 to 89 days delinquent	$616	$1,274	$3,066	$2,517	$2,057

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11
Recourse provision for loans sold	$241	$811	$672	$1,101	$402
Provision for loan losses	$2,051	$1,622	$1,132	$972	$847
Net charge-offs	$4,828	$4,263	$2,935	$2,750	$4,843

	As of	As of	As of	As of	As of
	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	11.26%	10.75%	10.68%	10.34%	10.53%
Tier 1 risk-based capital ratio	17.53%	17.76%	16.96%	15.65%	16.30%
Total risk-based capital ratio	18.79%	19.03%	18.21%	16.91%	17.56%

	As of June 30,
	2012		2011
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$12,314	1.96%	$14,409	2.44%
U.S. government sponsored enterprise MBS	9,342	2.43	10,417	2.51
Private issue collateralized mortgage obligations	1,242	2.40	1,367	2.53
Total investment securities available for sale	$22,898	2.17%	$26,193	2.47%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$439,024	3.90%	$494,192	4.17%
Multi-family (5 or more units)	278,057	5.73	304,808	6.06
Commercial real estate	95,302	6.75	103,637	6.89
Other mortgage	755	5.38	1,530	5.69
Commercial business	2,580	6.69	4,526	7.04
Consumer	506	8.23	750	7.51
Total loans held for investment	816,224	4.87%	909,443	5.13%

Deferred loan costs, net	2,095		2,649
Allowance for loan losses	(21,483)		(30,482)
Total loans held for investment, net	$796,836		$881,610

Purchased loans serviced by others included above	$18,745	4.71%	$20,354	4.74%

DEPOSITS:
Checking accounts - non interest-bearing	$55,688	-%	$45,437	-%
Checking accounts - interest-bearing	204,524	0.17	185,229	0.34
Savings accounts	226,051	0.29	208,799	0.46
Money market accounts	29,382	0.42	32,838	0.62
Time deposits	445,766	1.39	473,464	1.62
Total deposits	$961,411	0.76%	$945,767	1.00%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of June 30,
(Dollars in Thousands)	2012		2011
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	20,000	4.17
Over three to six months	-	-	10,000	3.19
Over six months to one year	20,000	3.39	60,000	3.86
Over one year to two years	65,000	3.79	20,000	3.39
Over two years to three years	-	-	65,000	3.79
Over three years to four years	-	-	-	-
Over four years to five years	-	-	-	-
Over five years	41,546	3.19	31,598	3.71
Total borrowings	$126,546	3.53%	$206,598	3.77%

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
SELECTED AVERAGE BALANCE	2012	2011	2012	2011
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$1,049,499	$1,059,216	$1,074,487	$1,108,087
Investment securities	23,302	26,697	24,402	30,364
FHLB - San Francisco stock	22,813	27,574	24,683	29,480
Interest-earning deposits	121,761	166,509	120,187	134,953
Total interest-earning assets	$1,217,375	$1,279,996	$1,243,759	$1,302,884
Total assets	$1,259,177	$1,329,554	$1,291,061	$1,362,711

Deposits	$962,219	$948,180	$958,007	$939,193
Borrowings	129,079	217,812	167,299	263,772
Total interest-bearing liabilities	$1,091,298	$1,165,992	$1,125,306	$1,202,965
Total stockholders' equity	$144,058	$140,386	$143,430	$135,711

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.68%	5.01%	4.70%	5.18%
Investment securities	2.08%	2.32%	2.16%	2.63%
FHLB - San Francisco stock	0.54%	0.32%	0.39%	0.37%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.11%	4.24%	4.14%	4.50%

Deposits	0.79%	1.02%	0.88%	1.09%
Borrowings	3.70%	3.85%	3.76%	4.05%
Total interest-bearing liabilities	1.13%	1.55%	1.31%	1.74%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited � Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$17,095	$16,608	$15,483	$17,614	$16,705
Multi-family	967	512	1,789	1,437	1,463
Commercial real estate	764	553	938	939	560
Commercial business loans	7	-	-	-	-
Total	18,833	17,673	18,210	19,990	18,728

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	11,995	10,213	11,424	13,940	15,133
Multi-family	490	776	490	490	490
Commercial real estate	2,483	2,739	365	1,660	1,660
Other	522	522	972	972	972
Commercial business loans	165	218	-	3	143
Total	15,655	14,468	13,251	17,065	18,398

Total non-performing loans	34,488	32,141	31,461	37,055	37,126

Real estate owned, net	5,489	6,084	7,853	7,300	8,329
Total non-performing assets	$39,977	$38,225	$39,314	$44,355	$45,455

Restructured loans on accrual status:
Mortgage loans:
Single-family	$6,148	$9,505	$10,092	$12,940	$15,589
Multi-family	3,266	3,653	4,168	4,172	3,665
Commercial real estate	-	880	2,772	1,473	1,142
Other	-	-	-	236	237
Commercial business loans	33	35	219	189	125
Total	$9,447	$14,073	$17,251	$19,010	$20,758

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.